Exhibit 99.1

Eastside Reports Fourth Quarter and Fiscal Year 2019 Financial Results

PORTLAND, Ore., March 30, 2020 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) reported fourth quarter and fiscal year 2019 financial results for the period ended December 31, 2019.

Financial Results

Gross sales in 2019 were $17.0 million compared to $7.2 million in 2018, an increase of 136%. For the fourth quarter of 2019, gross sales were $4.3 million compared to $2.4 million in the fourth quarter of 2018, an increase of 79%. The increase in gross sales is attributable to organic growth in the Company’s Redneck Riviera product, as well as contributions from the Azuñia Tequila and Craft Canning + Bottling acquisitions completed during the year.

Amounts shown in thousands	YE 2019	YE 2018		Q4 2019	Q4 2018
	Amount	Amount	Change	Amount	Amount	Change
Total Gross Sales	$17,021	$7,204	136%	$4,337	$2,417	79%

Branded Sales	$7,482	$4,354	72%	$2,614	$1,639	59%

Co-Packing Services	$7,166	$405	1669%	$1,321	$61	2066%

Retail Sales	$1,113	$1,213	-8%	$401	$480	-16%

Barrel Sales	$1,261	$1,232	2%	$-	$237	-100%

Gross margins on net sales were 35% during 2019 compared to 38% in 2018. For the fourth quarter of 2019, gross margins on net sales were 27% compared to 19% during the fourth quarter of 2018. The reduction in gross margins year over year is primarily attributable to lower margins on the Company’s Azuñia product line, which is predominately sold in the lower margin on-premise market. The increase in gross margins for the fourth quarter of 2019 compared to 2018 was due to the Craft Canning acquisition.

Operating expenses were $19.2 million in 2019, which included $6.8 million of non-cash expenses compared to $10.6 million in 2018, which included $2.7 million of non-cash expenses. The increase in non-cash expenses year over year is primarily related to the revaluation of the Azuñia acquisition, intangible amortization of the Craft acquisition as well as increased stock compensation and depreciation. For the fourth quarter of 2019, operating expenses were $5.7 million, which included $4.4 million of non-cash expenses, compared to $3.5 million, which included $1.0 million of non-cash expenses. The change in operating expenses primarily relates to increased advertising, promotional and selling expenses to support the Company’s national sales strategy, increased headcount from acquisitions, increased legal expenses, and acquisition related expenses of approximately $1.9 million

As part of the Company’s agreement with respect to Redneck Riviera Whiskey, Eastside expects to be reimbursed 50% of various marketing expenses upon the eventual sale of the brand by the licensor if the licensing agreement remains in force. During 2019, the 50% amount eligible for reimbursement totaled $2.4 million. Cumulatively, the amount is $3.6 million

Net loss was $(16.9) million in 2019 compared to a net loss of $(9.0) million in 2018. For the fourth quarter of 2019, net loss was $(7.5) million compared to $(3.2) million in the fourth quarter of 2018.

Adjusted EBITDA (see attached table) was $(9.6) million in 2019 compared to $(5.6) million in 2018. For the fourth quarter of 2019, Adjusted EBITDA was $(2.9) million compared to $(2.1) million in the fourth quarter of 2018. Adjusted EBITDA is a non-GAAP figure and is explained and reconciled below.

Case Volume (9-Liter Equivalent)

Amounts shown in thousands	YE 2019	YE 2018		Q4 2019	Q4 2018
	Amount	Amount	Change	Amount	Amount	Change
Total Branded Case Volume	62.3	37.3	67%	19.8	13.9	42%

Redneck Riviera Case Volume	27.2	15.0	81%	7.1	6.6	8%

Azunia Tequila Case Volume	5.0	—	—	4.0	—	—

Legacy Non-Retail Case Volume	26.7	18.8	42%	7.4	6.0	23%

Retail Case Volume	3.4	3.5	-3%	1.3	1.4	-7%

Inventory Credit Facility

Subsequent to the end of the year, the Company increased its available working capital position by closing a new asset-backed inventory facility credit facility totaling up to $8 million with Live Oak Bank. The Company used this new credit facility to pay off and replace the two existing inventory facilities of $5 million capacity with KFK and TQLA and to fund general working capital. In addition to the increased availability of up to $3 million, the new credit facility offers a number of potential advantages to Eastside, including a reduction in the interest rate.

In addition to the credit facility, Eastside has reduced its cash expenses by reducing headcount substantially from 138 to 89 and has lowered operating expenses in other areas in an effort to lower its breakeven point.

COVID-19 Impact and Outlook

The first quarter of 2020 started strong. However, starting in mid-February through the end of March, there has been a slowdown in sell-through as a result of COVID-19. Additionally, the off-premise retailers have delayed the commencement of the planned Burnside Bourbon and Hue-Hue Coffee Rum national launch as a result of COVID-19. The Company has enacted a series of initiatives to improve sell-through, including offering deep promotional discounts on Redneck Riviera Whiskey and Azuñia Tequila, as well as a focus towards online sales. Further, with on-premise shutdown throughout much of the country, Eastside has been ramping up support efforts for local off-premise independent stores and wholesalers by creating several programs aimed to energize the local marketplace. Likewise, as the shutdowns diminish, Eastside plans to expand upon these programs to support its off-premise accounts.

The Company’s Craft Canning operations is experiencing strong demand from the craft beer and wine industry as brewers and wineries have batches that they have made and need to get them into cans. Between workforce issues and the closure of the on-premise business, this has pushed demand towards the Company’s mobile canning business.

Management Commentary

“In 2020, our focus is on transforming Eastside Distilling from a company with one primary lead product, Redneck Riviera Whiskey, to a ‘House of Brands’ that leverages our national distribution capabilities to also distribute our recently acquired Azuñia Tequila, as well as our Burnside Bourbon and Hue-Hue Coffee Rum brands,” said Lawrence Firestone, CEO. “While COVID-19 is having a near-term disruption in our business, we have remained nimble and are adapting to the rapidly changing environment impacting all smaller spirits companies. Importantly however, we are simultaneously focused on driving the long-term improvements and initiatives in our business that we believe will be drivers to long-term value.”

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA as a supplement to GAAP results. Management believes this non-GAAP measure provides useful information about the Company’s operating results and assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation and the newly implemented lease accounting. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Conference Call

The Company will hold a conference call today to discuss these results.

Date and Time: 5:00pm ET (2:00pm PT) on Monday, March 30, 2020

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10140659. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/ for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera and companion brand Granny Rich Whiskey, newly acquired Azuñia Tequilas, Burnside Bourbons and Rye, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, anticipated ability to recoup certain marketing expenses under our Redneck Riviera licensing agreement, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and any guidance or expectations regarding future results. The Company assumes no obligation to update the cautionary information in this release.

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on Form 10-K for the period ended December 31, 2019, and which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com.

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2019 and December 31,2018

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$343,293	$10,642,877
Trade receivables	1,326,067	1,064,078
Inventories	12,393,235	11,017,459
Prepaid expenses and current assets	407,524	765,146
Total current assets	14,470,119	23,489,560
Property and equipment, net	4,773,528	1,758,130
Right of use asset	742,808	-
Intangible assets, net	14,674,790	285,676
Goodwill	28,182	28,182
Other assets	1,176,436	796,260
Total Assets	$35,865,863	$26,357,808

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,937,426	$1,984,690
Accrued liabilities	896,059	386,166
Deferred revenue	1,734	1,728
Current portion of notes payable	1,819,172	-
Current portion of lease liability	483,211
Total current liabilities	6,137,602	2,372,584
Lease Liability - less current portion	387,623	-
Secured trade credit facility, net of debt issuance costs	2,961,566	2,934,106
Deferred Consideration for Azunia acquisition (Long Term)	15,451,500
Notes payable - less current portion and debt discount	3,594,254	2,300,000
Total liabilities	28,532,545	7,606,690

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.0001 par value; 15,000,000 shares authorized; 9,675,028 and 8,764,085 shares issued and outstanding at Dec 31, 2019 and December 31, 2018, respectively	967	876
Additional paid-in capital	51,566,438	45,888,872
Stock payable	-	-
Accumulated deficit	(44,234,087)	(27,138,630)
Total Eastside Distilling, Inc. Stockholders’ Equity	7,333,318	18,751,118
Noncontrolling interests	-	-
Total Stockholders’ Equity	7,333,318	18,751,118
Total Liabilities and Stockholders’ Equity	$35,865,863	$26,357,808

Eastside Distilling, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended Dec 31, 2019 and 2018

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Sales	$4,336,554	$2,417,205	$17,021,484	$7,204,302
Less excise taxes, customer programs and incentives	566,247	527,762	1,424,860	1,080,792
Net sales	3,770,307	1,889,443	15,596,624	6,123,510
Cost of sales	2,736,914	1,535,190	10,139,663	3,813,309
Gross profit	1,033,393	354,253	5,456,961	2,310,201
Operating expenses:
Advertising, promotional and selling expenses	3,106,190	1,506,793	7,500,501	4,345,210
General and administrative expenses	2,396,599	1,958,167	11,538,438	6,225,998
Loss on disposal of property and equipment	147,283	-	133,179	-
Total operating expenses	5,650,072	3,464,960	19,172,118	10,571,208
Loss from operations	(4,616,679)	(3,110,707)	(13,715,157)	(8,261,007)
Other income (expense), net
Interest expense	(184,792)	(85,459)	(523,391)	(789,362)
Other income (expense)	(2,670,408)	-	(2,669,556)	2,700
Total other expense, net	(2,855,200)	(85,459)	(3,192,947)	(786,662)
Loss before income taxes	(7,471,879)	(3,196,166)	(16,908,104)	(9,047,669)
Provision for income taxes	-	-	-	-
Net loss	(7,471,879)	(3,196,166)	(16,908,104)	(9,047,669)

Net loss attributable to Eastside Distilling, Inc. common shareholders	$(7,471,879)	$(3,196,166)	$(16,908,104)	$(9,047,669)

Basic and diluted net loss per common share	$(0.78)	$(0.40)	$(1.82)	$(1.49)

Basic and diluted weighted average common shares outstanding	9,632,672	7,891,776	9,275,696	6,074,489

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018

Net Loss	$(7,471,879)	$(3,196,166)	$(16,908,104)	$(9,047,669)
Add:
Interest Expense	184,792	85,459	523,391	789,362
Loss on disposal of property and equipment	147,283	-	133,179	-
Loss on remeasurement of deferred consideration	2,670,408	-	2,670,408	-
Stock-based compensation	156,723	383,822	667,397	1,370,015
Stock issued for services	852,440	102,040	1,653,759	558,111
Depreciation and amortization	565,843	494,875	1,696,755	757,043

Adjusted EBITDA	$(2,894,390)	$(2,129,970)	$(9,563,215)	$(5,573,138)

CONTACT: Eastside Distilling, (971) 888-4264, inquiries@eastsidedistilling.com; Investor Relations Contact: Lytham Partners, LLC, Robert Blum, (602) 889-9700, east@lythampartners.com